Exhibit 10.01

B. Riley Financial, Inc.
2021 STOCK INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Time-Based Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of time-based restricted stock units (“RSUs”) by B. Riley Financial, Inc., a Delaware corporation (together with any Subsidiary, and any successor entity thereto, the “Company”), under the B. Riley Financial, Inc. 2021 Stock Incentive Plan (as amended, supplemented or modified from time to time, the “Plan”). Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	[●] (the “Grantee”).

Grant Date:	[●] (the “Grant Date”).

Time-Based RSUs:	[●]

Vesting:

[●]

The RSUs will only vest if the Grantee is and has been continuously Employed by the Company from the Grant Date through the applicable Vesting Date. Any unvested RSUs will be forfeited upon the Grantee’s termination of Employment, except:

A.   Upon the Grantee’s death [or Disability (as defined in the Grantee’s employment agreement)], any unvested RSUs will immediately vest[; and]

B.    [Upon the Grantee’s termination by the Company without Cause or the Grantee’s resignation for Good Reason, unvested RSUs will immediately vest].[1]

Payment:	The Company will deliver to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each vested RSU no later than 60 days after the RSU vests, subject to applicable tax withholding (such date the Shares are so delivered, a “Payment Date”).

Dividend Equivalent Rights:	Promptly following a Payment Date, the Company will pay to the Grantee a cash amount equal to the product of (1) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to such Payment Date, including any such dividends or distributions with an ex-dividend date prior to a Vesting Date that pay after a Vesting Date and (2) the number of Shares delivered to the Grantee on such Payment Date (including for this purpose any Shares which would have been delivered on such Payment Date but for being withheld to satisfy tax withholding obligations).

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in this Award Agreement, this Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of this Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement or similar agreement between the Grantee and the Company (“Employment Agreement”), the terms of the Employment Agreement will control.

By accepting this award, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

[1]	Bracketed portions to be included in certain award agreements.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

B. Riley Financial, Inc.

By:
Name:
Title:

[NAME OF GRANTEE]